Exhibit 99.1

For Immediate Release

Starwood Property Trust Reports Results for the

Quarter Ended September 30, 2014

— Quarterly Core Earnings of $0.55 per Diluted Common Share, up 8% from Prior Quarter —

— Deploys $2.3 Billion of Capital during the Quarter —

—  LNR Ranks #1 in New Issue Special Servicing Assignments for First Nine Months of 2014 —

— Declares Dividend of $0.48 per Share for the Fourth Quarter of 2014 —

— Commits $150 Million to First Core Plus Equity Investment —

GREENWICH, Conn., November 5, 2014 /PRNewswire/ — Starwood Property Trust, Inc. (NYSE: STWD) today announced operating results for the fiscal quarter ended September 30, 2014.  The Company’s Core Earnings, a Non-GAAP financial measure, were $124.8 million, or $0.55 per diluted share, for the third quarter of 2014, an increase of 8% over the $115.2 million, or $0.51 per diluted share, reported for the second quarter of 2014.

GAAP net income attributable to the Company for the third quarter of 2014 was $165.0 million, or $0.73 per diluted share, an increase of 40% over the $117.9 million, or $0.52 per diluted share, reported for the second quarter of 2014.

“We continue to grow our investment portfolio, as we successfully deployed $2.3 billion of capital in the quarter, despite increased competition and market volatility. Our team’s ability to source and structure large and complex real estate lending transactions continues to provide a robust pipeline of financing opportunities with very attractive risk adjusted returns in a yield starved world.  As we move on in the real estate cycle, we remain focused on maintaining both our rigorous underwriting standards and the credit quality of our investments, and we are encouraged that the LTV of our $5.5 billion loan portfolio remains below 65%.  I am pleased with the diversity of our investment portfolios, the success we have had deploying significant capital into new business lines, such as CMBS and B-pieces, and the profitability of our conduit operations,” stated Barry Sternlicht, Chairman and Chief Executive Officer of Starwood Property Trust.

Mr. Sternlicht continued, “Our job since our inception was to find the most attractive risk adjusted opportunities for our shareholders that can offer both safety and predictable cash flows to support our distributions.  Accordingly, we believe it is prudent to take advantage of market conditions by complementing our core lending and servicing segments with targeted core plus real estate investments. Subsequent to the quarter end, we participated in the acquisition of a high quality and attractively priced regional mall portfolio. We intend to take full advantage of Starwood Capital Group’s global coverage, expertise and scale in all the major asset classes as we seek to further diversify our business. Our focus remains the same — to build the premiere diversified real estate investment and finance company which generates sustainable, attractive risk adjusted total returns for our shareholders.”

Highlights for the Third Quarter 2014 by Business Segment

The Company operates in two reportable segments: Real Estate Investment Lending and LNR.  The Single-Family Residential segment, now called Starwood Waypoint Residential Trust, was spun off to the Company’s shareholders on January 31, 2014, and as such, the results of this segment prior to spinoff are included in the year-to-date numbers presented herein.

Real Estate Investment Lending Segment

The Lending Segment represents the Company’s commercial real estate finance business.  During the third quarter of 2014, the Lending Segment contributed GAAP and Core Earnings of $69.2 million and $71.0 million, respectively.  Originations and acquisitions during the quarter, all of which consisted of LIBOR-based floating rate loans, totaled $1.7 billion and include the following significant transactions:

•                  Originated a $480.0 million first mortgage and mezzanine financing for the construction of a 54-story Class A+ office and luxury condominium tower in San Francisco, California.

•                  Originated a $264.3 million first mortgage land improvement loan on 196 acres of oceanfront land in Orange County, California.

•                  Originated a $150.0 million first mortgage financing for the redevelopment of a luxury resort in Maui, Hawaii.

•                  Announced the co-origination of £86.75 million in a £101.75 million first mortgage loan for the development of a 46-story residential tower and 18-story housing development containing a total of 366 private residential and affordable housing units located in London.

•                  Acquired a $123.4 million portfolio of diverse office, retail and multi-family loans throughout the United States.

•                  Originated a $103.3 million first mortgage and mezzanine loan to refinance and expand a 149-key, full service boutique hotel in Boston, Massachusetts.

•                  Originated an $81.5 million first mortgage and mezzanine financing secured by a 36-building office and industrial portfolio in Lenexa, Kansas.

•                  Co-originated €58.0 million of a €99.0 million mortgage loan for the refinancing and refurbishment of a 239-key, full service hotel located in Amsterdam, Netherlands.

As of September 30, 2014, 95% of the Lending Segment’s pipeline and 78% of the existing loan portfolio is indexed to LIBOR.  In addition, 87% of the floating rate portfolio benefits from having a LIBOR floor at an average rate of 0.36%.  For the 22% of the portfolio that is fixed rate, the weighted average coupon is 8.7%.

The carrying value of the Lending Segment’s total investment portfolio was $6.1 billion as of September 30, 2014, of which $5.7 billion represents its target portfolio.  This portfolio is anticipated to generate a current leveraged return of 10.1% and an optimal asset-level return of 10.9% (refer to footnotes (3) and (4) in the following table for a discussion of how these returns are computed).

The following is a summary of the Lending Segment’s investments as of September 30, 2014:

Lending Segment Investment Portfolio

(Amounts in millions)

Investment	Face Amount	Carry Value (1)	Asset Specific Financing (2)	Net Investment	Return on Asset	Current Leveraged Return (3)	Optimal Asset-Level Return (4)
First mortgages held for investment	$3,437	$3,377	$1,501	$1,876	6.3%	8.5%	9.8%
Subordinated mortgages held for investment	418	387	2	385	11.1%	11.1%	11.2%
Mezzanine loans held for investment	1,430	1,431	58	1,373	11.5%	11.7%	12.1%
Preferred equity investments held to maturity	288	287	—	287	10.0%	10.0%	10.0%
CMBS (5)	182	190	58	132	9.0%	12.0%	12.0%
Target portfolio of Lending Segment	$5,755	$5,672	$1,619	$4,053	8.2%	10.1%	10.9%
RMBS available-for-sale at fair value	284	216	130	86	15.2%
Loans transferred as secured borrowings or held-for-sale	143	143	143	—
Equity security	15	15	—	15
Investment in unconsolidated entities	N/A	48	—	48
Total investments	$6,197	$6,094	$1,892	$4,202

(1)         The difference between the Carry Value and Face Amount of the loans held for investment consists of unamortized purchase discount, deferred loan fees and loan origination costs. The difference between the Carry Value and Face Amount of the available-for-sale securities consists of the unrealized gains/(losses) on the fair value of the securities and unamortized purchase discount.

(2)         Current financings are either floating rate or swapped to fixed rate to match the interest rate characteristics of the underlying asset.

(3)         The leveraged return represents the compounded effective rate of return earned over the life of the investment based on existing leverage levels as of September 30, 2014, and calculated on a weighted average basis.  Leveraged returns include the loan coupon, amortization of premium or discount, and the effects of costs and fees, all recognized on the effective interest method. Leveraged returns are presented solely for informational purposes and will not equal income recognized in prior or future periods due mainly to the fact that (i) interest earned on the Company’s floating rate loans will change in the future when interest rates change, and these leveraged returns assume interest rates remain at current levels and (ii) the leveraged returns assume that the leverage levels existing at September 30, 2014 will be maintained either throughout the remaining term of the applicable credit facilities or the remaining term of the investment, if shorter.  However, leverage levels in future periods will likely fluctuate as the Company manages its day-to-day liquidity.

(4)         The optimal asset-level return assumes (i) maximum available leverage in place or in negotiation for each asset, notwithstanding the amount actually borrowed, and (ii) full syndication of the first mortgage when syndication is deemed probable.

(5)         Consists of available-for-sale and held-to-maturity CMBS with carrying values of $106 million and $84 million, respectively.

Loan-to-Value of Portfolio

The following table reflects the weighted average loan-to-value (“LTV”) ratio of the Lending Segment’s loan portfolio as of September 30, 2014:

Weighted Average LTV of Loan Portfolio (1)

	First Mortgages	Subordinated Mortgages	Mezzanine	Preferred Equity	Total (2)
Beginning LTV	0.0%	36.8%	28.0%	38.9%	12.4%
Ending LTV	63.2%	70.5%	67.1%	53.1%	64.2%

(1)         Underlying property values are determined by the Company’s management based on its ongoing asset assessments, and loan balances that are the face value of a loan regardless of whether the Company has purchased the loan at a discount or premium to par. Assets characterized as first mortgages include all loan components where the Company owns the senior most interest in the loan and assets characterized as subordinated mortgages are the subordinated components of first mortgages where the Company does not own the senior most interest in the loan.  For any loans collateralized by ground-up construction projects without significant leasing or units with executed sales contracts, the fully funded loan balance is included in the numerator and the fully budgeted construction cost including costs of acquisition of the property is included in the denominator. For ground up construction loans which have significant leasing or units under contract for sale the fully funded loan balance is included in the numerator with an estimate of the stabilized value upon completion of construction included in the denominator.  Includes loans held for investment and preferred equity.

(2)         Represents the Company’s entire investment, which includes all components of the capital stack that it owns (i.e., first mortgages, subordinated mortgages, mezzanine loans and preferred equity).

LNR Segment

For the third quarter of 2014, the LNR Segment contributed GAAP and Core Earnings of $95.8 million and $53.9 million, or $0.42 and $0.24 per diluted share, respectively, each after (i) $12.6 million in shared cost allocations of management fees and corporate interest expense and (ii) an income tax provision of $4.1 million.

At September 30, 2014, the carrying amount of the LNR Segment’s principal assets, consisting mainly of CMBS, servicing intangibles and conduit loans, was $1.2 billion and is summarized below:

LNR Investments as of September 30, 2014

(Amounts in millions)

Investment	Face Amount	Carry Value	Asset Specific Financing	Net Investment
CMBS	$3,935	$698	$—	$698
Special servicing intangibles	N/A	203	—	203
Conduit loans	249	248	169	79
Loans held-for-investment	7	4	—	4
Investment in unconsolidated entities	N/A	69	—	69
Total investments	$4,191	$1,222	$169	$1,053

Significant activity during the third quarter with respect to these assets includes:

•                  CMBS purchases of $43.4 million, including new issue B-piece purchases of $36.8 million.

•                  Realized and unrealized gains in the CMBS portfolio of $12.7 million and $39.4 million, respectively.

•                  Net decrease in the fair value of the domestic servicing intangible on a GAAP and Core basis of $18.3 million, resulting from the continued amortization of this asset, net of increases in fair value due to the attainment of new servicing contracts.

•                  As of September 30, 2014, LNR was named special servicer on $15.0 billion of loans and real estate owned (“REO”).

•                  The conduit loan business contributed net securitization profits of $17.0 million and $16.3 million on a GAAP and Core basis, respectively.

Financing Activities

As of September 30, 2014, the Company had an aggregate outstanding balance of $3.8 billion and a maximum borrowing capacity of $4.8 billion under its twelve financing facilities and two convertible senior notes. The Company continues to maintain conservative overall leverage, with a debt-to-equity ratio of 1.0x at the end of the quarter.

During the third quarter, the Company:

•                  Entered into a new $250.0 million revolving repurchase facility.

•                  Amended one of its revolving repurchase facilities to upsize available borrowings from $225.0 million to $325.0 million and reduced pricing.

•                  Established a share repurchase program which allows for the repurchase of up to $250.0 million of its common stock over a one year period. During the quarter, the Company repurchased $13.0 million of common stock at a weighted average share price of $22.10.

Subsequent to quarter end, the Company:

•                  Issued $431.3 million of 3.75% Convertible Senior Notes due 2017.

•                  Increased available borrowings from $1.0 billion to $1.25 billion under one of its revolving repurchase facilities.

•                  Extended the maturity dates on two facilities while reducing pricing on one of these facilities.

These subsequent financings increased the Company’s maximum borrowing capacity to $5.4 billion.

Interest Rate Sensitivity

The Company should benefit from a rising rate environment given its high volume of LIBOR-based floating rate loans.  The Company continues to pursue its strategy of financing floating rate investments with floating rate debt and fixed rate investments with either fixed rate debt or floating rate debt hedged by interest swaps. Additional benefit would be realized from the Company’s fixed-rate convertible notes, which limit exposure to rising rates.

The following table summarizes the impact to annual net income from a specified hypothetical change in LIBOR (amounts in millions):

Income (Expense) Subject to Interest Rate	Variable-rate investments and indebtedness	3.0% Increase	2.5% Increase	2.0% Increase	1.5% Increase	1.0% Increase
Investment income from variable-rate investments	$4,284	$133	$110	$86	$63	$40
Interest expense from variable-rate debt	(2,580)	(74)	(61)	(48)	(35)	(23)
Net investment income from variable rate instruments	$1,704	$59	$49	$38	$28	$17

Additionally, LNR’s special servicing revenues would likely benefit from a rising rate environment due to an expected increase in the number of loans that would enter special servicing.

Book Value and Fair Value Per Share, Net of Minority Interest

The fair value of the Company’s net assets at September 30, 2014 was approximately $17.65 per fully diluted share, assuming debt is valued at its par settlement amount, up 3% from $17.20 at June 30, 2014. On a fully diluted basis, the Company’s GAAP book value at September 30, 2014 was $17.06 per share, up 3% from $16.59 at June 30, 2014. These amounts reflect share dilution as of September 30, 2014 and June 30, 2014 of 1.0 million and 4.1 million shares, respectively, resulting from the in-the-money portion of the Company’s convertible notes.

Investment Related Activity Subsequent to September 30, 2014

Subsequent to quarter end, the Lending Segment invested in the following:

•                  $150 million core plus equity co-investment in a partnership established to acquire and operate four high-quality regional shopping malls.

•                  $120 million first mortgage and mezzanine loan to refinance and redevelop two office buildings in New Orleans, Louisiana, one of which will include a new 195-key hotel.

Subsequent to quarter end, the following occurred in the LNR Segment:

•                  Originated conduit loans of $218.5 million.

•                  Received proceeds of $194.2 million from the securitization of conduit loan inventory, bringing the total number of year-to-date securitization to nine.

Investment Capacity

As of October 31, 2014, the Company had approximately $280.9 million of available cash and equivalents, approximately $87.5 million of net equity invested in RMBS that are classified as available-for-sale, $83.5 million of approved but undrawn capacity under existing financing facilities and $749.4 million of unallocated warehouse capacity. In addition, the Company expects to receive $417.0 million during the fourth quarter from loan financings, maturities, prepayments, sales and participations. These liquidity sources provide the Company with the capacity to acquire or originate up to $1.4 billion of new investments.

Dividend

On November 5, 2014, the Company’s Board of Directors declared a dividend of $0.48 per share of common stock for the quarter ending December 31, 2014.  The dividend is payable on January 15, 2015 to common shareholders of record as of December 31, 2014.  During the nine months ended September 30, 2014, the Company paid dividends of $1.44 per share compared to core earnings per diluted share of $1.67.

2014 Guidance

For 2014, the Company is narrowing its Core Earnings guidance to a range of $2.12 to $2.16 per diluted share.  This guidance reflects the Company’s estimates on the (i) yield on existing investments; (ii) yield on incremental investments inclusive of the Company’s existing pipeline; (iii) amount and timing of debt and equity capital deployment to fund new investments; (iv) costs of additional debt and equity capital to fund new investments; (v) pace of amortization of the servicing intangible based on the amount and timing of servicing fees on existing contracts; (vi) taxation associated with the TRSs, particularly the LNR TRSs, which house this segment’s servicing and conduit loan operations, both of which generate significant taxable income; and (vii) changes in costs and expenses reflective of the Company’s forecasted operations.  All guidance is based on current expectations of future economic conditions, the dynamics of the commercial real estate markets in which it operates and the judgment of the Company’s management team.

Supplemental Schedules

The Company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the Company’s stakeholders.  These can be found at the Company’s website in the Investor Relations section under “Financial Information”.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Wednesday, November 5, 2014 at 9:00 a.m. Eastern Time to discuss third quarter financial results and recent events.  A webcast will be available on the Company’s website at www.starwoodpropertytrust.com.  To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software.

To Participate in the Telephone Conference Call:

Dial in at least 15 minutes prior to start time.

Domestic:  1-800-946-0709

International:  1-719-457-2604

Conference Call Playback:

Domestic:  1-877-870-5176

International:  1-858-384-5517

Passcode:  9281101

The playback can be accessed through November 19, 2014.

About Starwood Property Trust, Inc.

Starwood Property Trust (NYSE: STWD), an affiliate of global private investment firm Starwood Capital Group, is the largest commercial mortgage real estate investment trust in the United States. The Company’s core business focuses on originating, acquiring, financing and managing commercial mortgage loans and other commercial real estate debt investments. Through its subsidiaries LNR Property, LLC and Hatfield Philips International, the Company also operates as the largest commercial mortgage special servicer in the United States and one of the largest primary and special servicers in Europe.

Forward Looking Statements

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although Starwood Property Trust, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.   Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to acquire additional investments, competition within the finance and real estate industries, economic conditions, availability of financing and other risks detailed from time to time in the Company’s reports filed with the SEC.

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations by Segment

For the three months ended September 30, 2014

(Amounts in thousands)

	Real Estate Investment Lending	LNR	Subtotal	LNR VIEs	Total
Revenues:
Interest income from loans	$106,369	$4,300	$110,669	$—	$110,669
Interest income from investment securities	15,729	30,136	45,865	(17,225)	28,640
Servicing fees	63	58,826	58,889	(24,248)	34,641
Other revenues	130	7,604	7,734	(316)	7,418
Total revenues	122,291	100,866	223,157	(41,789)	181,368
Costs and expenses:
Management fees	17,330	7,571	24,901	42	24,943
Interest expense	33,138	6,601	39,739	—	39,739
General and administrative	9,049	38,414	47,463	177	47,640
Acquisition and investment pursuit costs	583	176	759	—	759
Depreciation and amortization	—	3,017	3,017	—	3,017
Loan loss allowance, net	1,575	—	1,575	—	1,575
Other expense	—	2,701	2,701	—	2,701
Total costs and expenses	61,675	58,480	120,155	219	120,374
Income before other income, income taxes and non-controlling interests	60,616	42,386	103,002	(42,008)	60,994
Other income:
Income of consolidated VIEs, net	—	—	—	87,778	87,778
Change in fair value of servicing rights	—	(18,312)	(18,312)	10,415	(7,897)
Change in fair value of investment securities, net	(140)	52,067	51,927	(50,067)	1,860
Change in fair value of mortgage loans held-for-sale, net	—	15,517	15,517	—	15,517
Earnings from unconsolidated entities	1,875	5,905	7,780	(3,975)	3,805
Gain on sale of investments, net	1,332	—	1,332	—	1,332
Gain on derivative financial instruments, net	26,540	2,735	29,275	—	29,275
Foreign currency (loss), net	(21,019)	(447)	(21,466)	—	(21,466)
Other-than-temporary-impairment, net	—	—	—	—	—
Other income, net	—	28	28	—	28
Total other income	8,588	57,493	66,081	44,151	110,232
Income before income taxes	69,204	99,879	169,083	2,143	171,226
Income tax benefit (provision)	233	(4,069)	(3,836)	—	(3,836)
Net income	69,437	95,810	165,247	2,143	167,390
Net income attributable to non-controlling interests	(203)	—	(203)	(2,143)	(2,346)
Net income attributable to Starwood Property Trust, Inc.	$69,234	$95,810	$165,044	$—	$165,044

Definition of Core Earnings

Core Earnings, a non-GAAP financial measure, is used to compute the Company’s incentive fees to its external manager and is an appropriate supplemental disclosure for a mortgage REIT.  For the Company’s purposes, Core Earnings is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee, depreciation and amortization (to the extent that the Company owns any properties), any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash adjustments as determined by the Company’s external manager and approved by a majority of the Company’s independent directors.

Reconciliation of Net Income to Core Earnings

For the three months ended September 30, 2014

(Amounts in thousands except per share data)

	Real Estate Investment Lending	LNR	Total
Net income attributable to Starwood Property Trust, Inc.	$69,234	$95,810	$165,044
Add / (Deduct):
Non-cash equity compensation expense	6,498	272	6,770
Management incentive fee	—	4,288	4,288
Depreciation and amortization	—	532	532
Loan loss allowance, net	1,575	—	1,575
Interest income adjustment for securities	542	3,085	3,627
Other non-cash items	—	338	338
Reversal of unrealized (gains) / losses on:
Loans held-for-sale	—	(15,517)	(15,517)
Securities	(396)	(52,067)	(52,463)
Derivatives	(27,088)	(4,001)	(31,089)
Foreign currency	21,020	—	21,020
Earnings from unconsolidated entities	—	(4,671)	(4,671)
Recognition of realized gains / (losses) on:
Loans held-for-sale	—	16,660	16,660
Securities	413	8,175	8,588
Derivatives	12	947	959
Foreign currency	(858)	—	(858)
Earnings from unconsolidated entities	—	—	—
Core Earnings	$70,952	$53,851	$124,803
Core Earnings per Weighted Average Diluted Share	$0.31	$0.24	$0.55

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations by Segment

For the nine months ended September 30, 2014

(Amounts in thousands)

	Real Estate Investment Lending	LNR	Single Family Residential	Subtotal	LNR VIEs	Total
Revenues:
Interest income from loans	$311,348	$9,686	$—	$321,034	$—	$321,034
Interest income from investment securities	49,196	83,225	—	132,421	(46,707)	85,714
Servicing fees	253	172,845	—	173,098	(71,565)	101,533
Other revenues	318	16,437	—	16,755	(939)	15,816
Total revenues	361,115	282,193	—	643,308	(119,211)	524,097
Costs and expenses:
Management fees	51,959	24,979	791	77,729	120	77,849
Interest expense	95,949	18,225	1,091	115,265	—	115,265
General and administrative	21,900	114,391	—	136,291	544	136,835
Acquisition and investment pursuit costs	1,318	606	—	1,924	—	1,924
Depreciation and amortization	—	12,807	—	12,807	—	12,807
Loan loss allowance, net	1,933	—	—	1,933	—	1,933
Other expense	52	10,364	—	10,416	—	10,416
Total costs and expenses	173,111	181,372	1,882	356,365	664	357,029
Income before other income, income taxes and non-controlling interests	188,004	100,821	(1,882)	286,943	(119,875)	167,068
Other income:
Income of consolidated VIEs, net	—	—	—	—	190,810	190,810
Change in fair value of servicing rights	—	(43,291)	—	(43,291)	24,620	(18,671)
Change in fair value of investment securities, net	565	105,313	—	105,878	(90,698)	15,180
Change in fair value of mortgage loans held-for-sale, net	—	48,018	—	48,018	—	48,018
Earnings from unconsolidated entities	6,847	9,741	—	16,588	(3,156)	13,432
Gain on sale of investments, net	12,965	—	—	12,965	—	12,965
Gain (loss) on derivative financial instruments, net	16,142	(4,523)	—	11,619	—	11,619
Foreign currency (loss), net	(15,376)	(836)	—	(16,212)	—	(16,212)
Other-than-temporary-impairment, net	(214)	(796)	—	(1,010)	—	(1,010)
Other income, net	54	684	—	738	—	738
Total other income	20,983	114,310	—	135,293	121,576	256,869
Income from continuing operations before income taxes	208,987	215,131	(1,882)	422,236	1,701	423,937
Income tax provision	(293)	(13,440)	—	(13,733)	—	(13,733)
Income from continuing operations	208,694	201,691	(1,882)	408,503	1,701	410,204
Loss from discontinued operations, net of tax	—	—	(1,551)	(1,551)	—	(1,551)
Net income	208,694	201,691	(3,433)	406,952	1,701	408,653
Net income attributable to non-controlling interests	(3,439)	—	—	(3,439)	(1,701)	(5,140)
Net income attributable to Starwood Property Trust, Inc.	$205,255	$201,691	$(3,433)	$403,513	$—	$403,513

Reconciliation of Net Income to Core Earnings

For the nine months ended September 30, 2014

(Amounts in thousands except per share data)

	Real Estate Investment Lending	LNR	Single Family Residential	Total
Net income attributable to Starwood Property Trust, Inc.	$205,255	$201,691	$(3,433)	$403,513
Add / (Deduct):
Non-cash equity compensation expense	20,787	714	—	21,501
Management incentive fee	—	15,511	—	15,511
Change in Control Plan	—	1,279	—	1,279
Depreciation and amortization	—	1,602	1,540	3,142
Loan loss allowance, net	1,933	—	—	1,933
Interest income adjustment for securities	(808)	8,940	—	8,132
Other non-cash items	—	587	—	587
Reversal of unrealized (gains) / losses on:
Loans held-for-sale	—	(48,018)	—	(48,018)
Securities	(12,027)	(105,313)	—	(117,340)
Derivatives	(16,408)	2,082	—	(14,326)
Foreign currency	15,376	—	—	15,376
Earnings from unconsolidated entities	—	(5,263)	—	(5,263)
Recognition of realized gains / (losses) on:
Loans held-for-sale	—	46,045	—	46,045
Securities	10,992	22,306	—	33,298
Derivatives	(851)	(1,810)	—	(2,661)
Foreign currency	(1,139)	—	—	(1,139)
Earnings from unconsolidated entities	—	—	—	—
Core Earnings	$223,110	$140,353	$(1,893)	$361,570
Core Earnings per Weighted Average Diluted Share	$1.03	$0.65	$(0.01)	$1.67

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet by Segment

As of September 30, 2014

(Amounts in thousands)

	Real Estate Investment Lending	LNR	Subtotal	LNR VIEs	Total
Assets:
Cash and cash equivalents	$140,142	$186,531	$326,673	$649	$327,322
Restricted cash	33,769	11,956	45,725	—	45,725
Loans held-for-investment, net	5,194,824	4,103	5,198,927	—	5,198,927
Loans held-for-sale	—	248,165	248,165	—	248,165
Loans transferred as secured borrowings	142,516	—	142,516	—	142,516
Investment securities	709,343	697,733	1,407,076	(512,774)	894,302
Intangible assets—servicing rights	—	203,503	203,503	(57,713)	145,790
Investment in unconsolidated entities	47,934	69,175	117,109	(6,540)	110,569
Goodwill	—	140,437	140,437	—	140,437
Derivative assets	10,532	2,822	13,354	—	13,354
Accrued interest receivable	34,338	727	35,065	—	35,065
Other assets	38,054	86,722	124,776	(1,304)	123,472
VIE assets, at fair value	—	—	—	109,468,293	109,468,293
Total Assets	$6,351,452	$1,651,874	$8,003,326	$108,890,611	$116,893,937
Liabilities and Equity
Liabilities:
Accounts payable, accrued expenses and other liabilities	$49,659	$103,981	$153,640	$418	$154,058
Related-party payable	20,268	4,598	24,866	—	24,866
Dividends payable	108,056	—	108,056	—	108,056
Derivative liabilities	5,189	273	5,462	—	5,462
Secured financing agreements, net	2,538,886	169,222	2,708,108	—	2,708,108
Convertible senior notes, net	1,006,927	—	1,006,927	—	1,006,927
Secured borrowings on transferred loans	142,575	—	142,575	—	142,575
VIE liabilities, at fair value	—	—	—	108,879,922	108,879,922
Total Liabilities	3,871,560	278,074	4,149,634	108,880,340	113,029,974
Equity:
Starwood Property Trust, Inc. Stockholders’ Equity:
Preferred stock	—	—	—	—	—
Common stock	2,236	—	2,236	—	2,236
Additional paid-in capital	2,401,673	1,391,755	3,793,428	—	3,793,428
Treasury stock	(23,635)	—	(23,635)	—	(23,635)
Accumulated other comprehensive income	64,184	5,497	69,681	—	69,681
Retained earnings (deficit)	30,754	(23,452)	7,302	—	7,302
Total Starwood Property Trust, Inc. Stockholders’ Equity	2,475,212	1,373,800	3,849,012	—	3,849,012
Non-controlling interests in consolidated subsidiaries	4,680	—	4,680	10,271	14,951
Total Equity	2,479,892	1,373,800	3,853,692	10,271	3,863,963
Total Liabilities and Equity	$6,351,452	$1,651,874	$8,003,326	$108,890,611	$116,893,937

Additional information can be found on the Company’s website at www.starwoodpropertytrust.com

Contact:

Zachary Tanenbaum

Starwood Property Trust

Phone: 203-422-7788

Email: ztanenbaum@starwood.com